EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8, filed on June 26, 2001, amended on June 28, 2001, the Registration Statement on Form S-8 filed on October 29, 2001, and the Registration Statement on Form S-8 filed on March 13, 2002 pertaining to the Front Porch Digital, Inc. 2000 Equity Incentive Plan, of our report dated January 31, 2002, except for
Note 16, as to which the date is April 10, 2002, with respect to the financial statements of Front Porch Digital, Inc. included in this Annual Report on Form 10-KSB for the year ended December 31, 2001.


                                                   /s/ ERNST & YOUNG
                                       -----------------------------------------

Philadelphia, Pennsylvania
April 10, 2002